Exhibit 10.9.1
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the July 26, 2011 Employment Agreement (the “Employment Agreement”) between East West Bank (“Company”) and James T. Schuler (“Employee”) is entered into as of this 9th day of April, 2012 by and between Company and Employee.

The following terms and conditions of the Employment Agreement are hereby modified:

1.           Section 1 of the Agreement is hereby modified by adding at the end a paragraph (c) to read as follows:  The term of this Agreement and employment under this Agreement shall terminate (without cause) on April 8, 2015 unless this Agreement is extended by Company.

2.           Except as expressly agreed to herein, the Employment Agreement between the parties shall remain in force and effect.

EAST WEST BANK

By: _________________________

____________________________
Employee:  James T. Schuler